Exhibit 99.1

Investor Q&A

Did L’Oreal sue Sally Beauty Holdings, Inc. or any of its subsidiaries?

No. L’Oreal filed a lawsuit in California state court naming SD Hair, Ltd. and Hair of Nevada, LLC, franchisees of AMLP, as defendants.  Neither Sally Beauty Holdings, Inc. nor any of our subsidiaries (including AMLP) were named as defendants in this lawsuit.

Is L’Oreal seeking to terminate the AMLP/Matrix contract?

We have not received a notice of termination regarding this contract.  However, L’Oreal has claimed that AMLP franchisees have been diverting L’Oreal products, including Matrix branded products, to unauthorized buyers.   L’Oreal has threatened to terminate AMLP’s exclusive distribution contract with L’Oreal for Matrix branded products in the event that, among other things, AMLP does not correct this alleged diversion activity.  AMLP has a program in place to periodically audit its franchisees for diversion-related activities.  As a result of this program, we have terminated our relationship with certain franchisees and restricted the sales activities of others.  In addition we have, jointly with L’Oreal, retained an independent accounting firm to audit various AMLP franchisees to determine whether certain franchisees are involved in diversion.  We do not believe there is a basis for L’Oreal to terminate AMLP’s exclusive distribution contract with L’Oreal for Matrix branded products.   In the event L’Oreal seeks to terminate its exclusive distribution contract with AMLP regarding Matrix products, by litigation or otherwise, we will vigorously oppose such termination.

In addition, L’Oreal recently announced the acquisitions of distributors competing with BSG in the southeastern and west coast of the U.S. and of a supplier (Pureology) that does not currently do business with BSG.  As a result, L’Oreal has entered into direct competition with BSG.

How much revenue and profits does Armstrong McCall derive from sales of L’Oreal-related products?

As previously disclosed, during fiscal year 2007, sales of L’Oreal products at AMLP were approximately $52 million.

For the quarter ended December 31, 2008, sales of L’Oreal products through AMLP were approximately $11 million and represented approximately 31% of AMLP’s total revenues, 4.5% of BSG’s segment revenues and 1.7% of the Company’s total consolidated revenues.  These sales carried a gross profit margin of approximately 21% for the quarter, and the related gross profits represented less than 1% of the Company’s total consolidated gross profits for the quarter.

As a point of reference, sales of L’Oreal products have represented a decreasing percentage of BSG sales in recent periods.  Sales of L’Oreal products accounted for approximately 33% of BSG sales in fiscal 2006, approximately 24% of BSG sales in fiscal 2007, and approximately 18% of BSG sales in the first quarter of fiscal 2008.  In the unlikely event that L’Oreal is able to terminate additional distribution agreements with us, it may lead to further loss of L’Oreal revenue in the future.

Tell me more about the AMLP/Matrix contract.

The AMLP/Matrix contract was entered into in 1981 and currently entitles AMLP to exclusively distribute Matrix products in parts of the Southeastern and Southwestern United States and Mexico.  The contract is only terminable by L’Oreal in limited defined circumstances, none of which we believe exists.

Cautionary Language Concerning Forward-Looking Statements

Statements in this report which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would,” or similar expressions may also identify such forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made.  Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to: our limited history as a stand-alone company; the preparedness of our accounting and other management systems to meet financial reporting and other requirements and the upgrade of our existing financial reporting system; the representativeness of our historical consolidated financial information with respect to our future financial position, results of operations or cash flows; realizing the anticipated benefits of our separation from Alberto-Culver; since our separation from Alberto-Culver, our inability to achieve the benefits of scale that were achieved by Alberto-Culver prior to our separation from Alberto-Culver; being a holding company, with no operations of our own, and depending on our subsidiaries for cash; the highly competitive and consolidating nature of the beauty products distribution industry; anticipating changes in consumer preferences and buying trends or to manage our product lines and inventory; our dependence upon manufacturers who may be unwilling or unable to continue to supply products to us; products sold by us being found to be defective in labeling or content; compliance with laws and regulations or becoming subject to additional or more stringent laws and regulations; product diversion; the operational and financial performance of our Armstrong McCall business; the success of our new Internet-based business; successfully identifying acquisition candidates or successfully completing desirable acquisitions; integration of businesses acquired in the future; opening and operating new stores profitably; the success of our cost control plans; protecting our intellectual property rights, specifically our trademarks; conducting business in international markets; disruption in our information technology systems; natural disasters or acts of terrorism; our substantial indebtedness; the possibility that we may incur substantial additional debt; restrictions and limitations in the agreements and instruments governing our debt; generating the significant amount of cash needed to service all of our debt and refinancing all or a portion of our indebtedness or obtaining additional financing; changes in interest rates increasing the cost of servicing our debt or increasing our interest expense due to our interest rate swap agreements; the share distribution of Alberto-Culver common stock in our separation from Alberto-Culver not constituting a tax-free distribution; actions taken by certain large shareholders adversely affecting the tax-free nature of the share distribution of Alberto-Culver common stock; significant restrictions on our ability to issue equity securities; the voting power of our largest stockholder discouraging third party acquisitions of us at a premium; and the interests of our largest stockholder differing from the interests of other holders of our common stock.

Additional factors that could cause actual events or results to differ materially from the events or results described in the forward-looking statements can be found in our most recent Annual Report on Form 10-K for the year ended September 30, 2007 and our Quarterly Report on Form 10-Q for the quarter ended December 31, 2007, each as filed with the Securities and Exchange Commission.  Consequently, all forward-looking statements in this report are qualified by the factors, risks and uncertainties contained therein.  We assume no obligation to publicly update or revise any forward-looking statements.